Exhibit 99.1

CONTACT:	RYAN BLAKE,
EVP, COO
(800) 680-6872

BCB Appoints New CEO

BAYONNE, N.J., June 1, 2026 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), announced this morning that they have named Thomas M. O’Brien to the position of President and Chief Executive Officer effective June 1, 2026. Mr. O’Brien was also elected to the boards of both the Company and Bank. Mr. O’Brien is one of the most respected names in community bank management and comes with a long and distinguished record of building long-term value. He has previously been CEO of six different banking companies over the course of a 48-year career, most recently serving as CEO of Sterling Bank & Trust. This marks a return to New Jersey banking for Mr. O’Brien, as he previously served as President and CEO of Sun Bancorp, Inc. and Sun National Bank from April 2014 to February 2018. He is well known to many bank regulatory agencies, analysts, and investors.

BCB Community Bank is a $3.2 billion well-capitalized, New Jersey-based commercial bank with an enviable footprint in its core markets. Mark D. Hogan, Chairman of the Board, stated, “The Board of Directors determined to make a change at the CEO level at this time to address the recent operational and credit challenges the Company has experienced. While much has been accomplished to date, we feel the need to accelerate our efforts. When we learned of Tom’s availability, the board found common ground with its needs and his experience. We believe that he is the right person to address the challenges we have endured in the recent past and to provide a sound foundation for the Company’s future. The board has unanimously endorsed his hiring and his agenda.”

Mr. O’Brien noted, “The challenges in the community banking space continue to impact many organizations. The heavy demands of regulation, operating costs, technology, and finding key talent coupled with intense competition for quality lending opportunities pressures this industry on a daily basis. BCB has been confronting these industry challenges coupled with the operating costs from its legacy credit portfolio. My immediate goal is to identify the areas of the company that need further improvement and undertake an aggressive program to address these matters. I look forward to working with the board and employees of BCB on this journey. As is my custom, communications with board, regulators, and shareholders will be regular and transparent. I anticipate being able to provide some meaningful clarity on our plans by late summer.”

Mr. O’Brien will be hosting a conference call for investors and other interested parties today at 8:45 a.m. Eastern Time. The conference call dial-in number is 1 (929) 205-6099, Meeting ID 967 4541 1737, Passcode 408368. Please dial in at least five minutes before the start of the call.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has twenty-three branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.